Investor Contact: Media Contact:	Donald J. MacLeod (716) 842-5138 C. Michael Zabel (716) 842-5385	FOR IMMEDIATE RELEASE February 22, 2007

M&T Bank Corporation Announces New Stock Buyback Program

BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE:MTB) announced that it has been authorized by its Board of Directors to purchase and hold as treasury stock up to five million additional shares of its common stock. This represents approximately 4.6% of common shares currently outstanding. Under this authorization, shares of common stock may be purchased from time-to-time in the open market or in privately negotiated transactions. The new authorization will supplement the previous buyback program authorized in November 2005.

M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, New Jersey, Delaware and the District of Columbia.

- ## -